Exhibit 10.15

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

CEO EMPLOYMENT AGREEMENT

This CEO Employment Agreement (the “Agreement”), effective as of September 14, 2020, by and between Pacific Biosciences of California, Inc. (the “Company”) and Christian O. Henry (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties.  Executive’s employment with the Company commenced on September 14, 2020 (the “Start Date”).  As of the Start Date, Executive has served and will continue to serve as President and Chief Executive Officer of the Company (“CEO”) and as a member of the Company’s Board of Directors (the “Board”).  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Board.  The Board may modify Executive’s job title and duties as it deems necessary or appropriate in light of the Company’s needs and interests from time to time.  The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership.  During the Employment Term, Executive will serve as a member of the Board, subject to any required Board and/or stockholder approval.  Upon termination of the Employment Term, Executive will resign from the Board and agrees to take any action reasonably requested by the Company to give effect to the same.

(c) Obligations.  During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.  Executive currently is a member of the Board of Directors for Ginkgo Bioworks, a private company based in Boston, and is the Chairman of Wave Lifesciences, a publicly traded company and will continue as a member of the Board of Directors of these two companies so long as it does not interfere with the performance of Executive’s duties and responsibilities under this Agreement.

(d) Confidentiality Agreement. Executive agrees to enter into the Company’s standard confidential information and invention assignment agreement (the “Confidentiality Agreement”).

2. At-will Employment.  The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.  Upon termination of Executive’s employment with the Company, Executive will be deemed to have resigned from all offices then held with the Company and any of its subsidiaries without any further action required by Executive and Executive agrees to execute any documents as may be requested by the Company to reflect such resignation.

3. Compensation.

(a) Monthly Base Salary.  During the Employment Term, the Company will pay Executive an annual base salary $650,000 (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.  Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Bonus.  During the Employment Term, Executive will be eligible for an annual performance bonus with a target bonus of 100% of Executive’s Base Salary based upon performance criteria to be established by the Board or the Compensation Committee of the Board (the “Committee”).  The Board or Committee will endeavor in good faith to establish the annual performance bonus criteria within the first quarter of the applicable year.  For the Company’s fiscal year 2020, fifty percent (50%) of the target bonus opportunity will be based on achieving the Board approved plan for fiscal 2020 and the remaining fifty percent (50%) will be based on achieving goals that have been established and agreed to between Executive and the Compensation Committee of the Board.  Any bonus for 2020 will be prorated based on the amount of time during the fiscal year that Executive serves as Chief Executive Officer.  For Executive to earn any bonus, he will need to remain employed under this Agreement through the date the Board or Committee determines a bonus has been earned, which will be paid (to the extent earned) as soon as practicable after the Board or Committee makes such determination, but in no event will the bonus be paid after March 15 following the calendar year in which the bonus is earned.

(c) Equity Awards.

(i) Stock Option.  Effective as of September 15, 2020, the Company granted to Executive a nonstatutory stock option (“Option”) to purchase a total of 1,500,000 shares of the Company’s common stock (“Shares”), with an exercise price per Share equal to $7.52, which was the fair market value of a Share on the date of grant.  The Option is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Plan”) and stock option agreement between Executive and the Company (“Option Agreement”).

(ii) Restricted Stock Units.  Effective as of September 15, 2020, the Company granted to Executive an award of restricted stock units covering 750,000 Shares (the “RSUs”).  The RSUs will be subject to the terms and conditions of the Plan and restricted stock unit agreement thereunder (“RSU Agreement”).  The RSUs are subject to the terms and conditions of the Plan and restricted stock unit agreement between Executive and the Company (“RSU Agreement”).

(iii) Vesting of Equity Awards. Any equity awards granted to Executive due to his providing services to the Company as CEO, including the Option and RSU,

will only vest based on continued employment with the Company, except that if the equity awards are assumed, substituted for, or otherwise continued in connection with a Change in Control, then such equity awards will continue to vest based on being a “Service Provider” (as defined in the Plan).  For the avoidance of doubt, any equity awards granted to Executive prior to the Start Date due to his service as a member of the Board will continue to vest during the Employment Term in accordance with, and subject to the terms and conditions of, those equity awards.

(iv) Additional Equity Awards. Executive will be eligible to receive equity awards covering Shares pursuant to any plans or arrangements the Company may have in effect from time to time, including but not limited to any focal grants.  The Board or Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits.  During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, as in effect from time to time and subject to the terms and conditions of those arrangements. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation.  Executive will be entitled to paid vacation in accordance with the Company’s vacation policy for senior executive officers, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

6. Expenses.

(a) General. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  The Company agrees and understands that as a result of the COVID-19 pandemic that Executive will initially be performing services under this Agreement from his home.  Once it is determined by the Company and Executive that it is safe and appropriate to resume performing services in person (for instance, at the Company’s headquarters), the Company and Executive will work in good faith to determine how best to accommodate that, which may include, for instance, temporary housing and related travel expenses.

(b) Relocation.  If the Executive relocates his permanent residence to a location within 60 miles of the Company’s corporate headquarters, the Company will reimburse executive for reasonable relocation expenses up to a total of $250,000, which will be made in accordance with the Company’s standard reimbursement policies and further in a manner to avoid the imposition of additional taxes under Section 409A (including as set forth in Section 9).  For the avoidance of doubt, relocation expenses may include items such as the movement of Executive’s personal property, closing costs and commissions on the sale of Executive’s primary residence, house hunting trips, and other reasonable costs associated with the relocation.  If reimbursed amounts are subject to income taxes, the Company will “gross-up” the reimbursement to include the amount of tax imposed on Executive as reasonably agreed to by the parties to this Agreement.

7. Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid base pay accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, and (d) unreimbursed business expenses required to be reimbursed to Executive.

8. Change in Control and Severance Agreement.  Executive and the Company have entered into the Change in Control and Severance Agreement of even date herewith (the “Change in Control and Severance Agreement”).

9. Section 409A.  All payments and benefits provided under this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the payments and benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.  All reimbursements will be paid as soon as administratively practicable, but, except as otherwise expressly provided herein, no later than the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any taxes imposed, or other costs incurred, as result of Section 409A.

10. Definition of Certain Terms. The following terms referred to in this Agreement will have the following meanings:
(a) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(b) Section 409A.  “Section 409A” means Code Section 409A and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

11. Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Pacific Biosciences of California, Inc.

1305 O’Brien Drive

Menlo Park, CA 94025

Attn:  General Counsel

If to Executive:

at the last residential address known by the Company.

13. Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Integration.  This Agreement, together with the Plan, Option Agreement, RSU Agreement, the Confidentiality Agreement, and the Change in Control and Severance Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

15. Taxes.  All payments made pursuant to this Agreement will be subject to any applicable withholdings and other deductions required by applicable law.  The Company is authorized to withhold from any payments or benefits any federal, state, and local taxes required to be withheld from the payments or benefits and make any other required payroll deductions.  Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities arising from Executive’s compensation.  The Company will not have any responsibility, obligation or liability to pay Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

16. Choice of Law.  The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in San Mateo County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

17. Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
19. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date and year first written above.

COMPANY:

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:/s/ William Ericson

Name:  William Ericson

Title:Compensation Committee Chair

of the Board of Directors

EXECUTIVE:

/s/ Christian O. Henry

Christian O. Henry